Exhibit 99.1

Natera Reports Third Quarter 2017 Financial Results

SAN CARLOS, Calif., November 8, 2017 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the third quarter ended September 30, 2017 and provided an update on recent business progress.

Recent Accomplishments & Highlights

•                  Generated total revenues of $56.7 million in the third quarter of 2017 compared to $53.9 million in the third quarter of 2016, an increase of approximately 5%.

•                  Generated gross margins of 39% in the third quarter of 2017 compared to 36% in the third quarter of 2016, and 36% in the second quarter of 2017.

•                  Processed approximately 130,400 tests, including approximately 122,600 tests accessioned in Natera’s laboratory and 7,800 units processed through the Constellation software platform (Constellation units), in the third quarter of 2017, compared to approximately 113,500 tests processed, including approximately 109,100 tests accessioned and 4,400 Constellation units, in the third quarter of 2016, an increase in total units processed of approximately 15%.

•                  Processed approximately 91,200 Panorama tests in the third quarter of 2017 compared to approximately 87,400 Panorama tests processed in the third quarter of 2016, an increase of approximately 4%.

•                  Accessioned approximately 32,800 Horizon carrier screening tests in the third quarter of 2017 compared to approximately 20,500 Horizon carrier screening tests accessioned in the third quarter of 2016, an increase of approximately 60%.

•                  Launched new Panorama capability for screening twin pregnancies. Panorama is now the first NIPT that can determine whether twins are identical or fraternal as early as nine weeks’ gestation.

•                  Signed agreements for 8 pilot studies with leading pharmaceutical companies to use Signatera™ (RUO) to analyze and track mutations specific to an individual’s tumor.

•                  Selected by Imperial College London and University of Leicester for a longitudinal circulating tumor DNA (ctDNA) study designed to help predict disease progression in breast cancer patients after surgery and adjuvant therapy.

•                  Selected by Denmark’s Aarhus University to evaluate ctDNA to help diagnose and treat bladder cancer in a study of 400 prospectively obtained plasma samples.

“We are very pleased with our performance in the third quarter,” said Matt Rabinowitz, Natera’s Chief Executive Officer. “Revenues and gross margins continued to expand, our new twins screening capability is generating momentum for our core business, and we are excited about the progress we have made in the early days of our RUO oncology platform launch.”

Third Quarter Ended September 30, 2017 Financial Results

Total revenues were $56.7 million compared to $53.9 million for the third quarter of 2016, an increase of 5%, driven primarily by increased volume of tests processed and partially impacted by reduced average selling price of tests resulting from Natera’s transition to in-network contracts with payers. Tests processed were approximately 130,400 in the third quarter of 2017 compared to approximately 113,500 processed in the third quarter of 2016, including Constellation units, which represents an increase of approximately 15%.  In the three months ended September 30, 2017, Natera recognized revenue on roughly 78,700 tests, of which 56,400 tests were related to Panorama. Forty-seven percent of these 78,700 tests were accessioned within the same quarter. Natera recognized revenue on approximately 75,500 tests in the second quarter of 2017, of which 54,600 tests were related to Panorama.  Forty-eight percent of approximately 75,500 tests were accessioned in the second quarter of 2017.

Gross profit for the three months ended September 30, 2017 was $22.0 million, representing a 39% gross margin, compared to $19.6 million, representing a 36% gross margin in the same period of the prior year.* Gross margins increased in the third quarter of 2017 compared to the same period of the prior year primarily due to increased test volumes with lower in-network pricing, cost savings from workflow streamline following our transition to Version 3 of Natera’s Panorama test, and an increase in the proportion of tests performed in prior periods that were recognized as revenue in the current quarter.

Total operating expenses, representing research and development expenses, and selling, general and administrative expenses, for the three months ended September 30, 2017 were $47.1 million, an increase of 2% compared to $46.3 million in the same period of the prior year. The increase was driven primarily by an increase in personnel-related expenses and an increase in expenses associated with ongoing clinical trials.

Loss from operations for the third quarter of 2017 was $25.0 million compared to loss from operations of $26.7 million for the same period of the prior year.

Net loss for the three months ended September 30, 2017 was $27.1 million, or ($0.51) per diluted share, compared to net loss of $26.0 million, or ($0.50) per diluted share, for the same period in 2016. Weighted average diluted shares outstanding were 53.4 million for the third quarter of 2017.

At September 30, 2017, Natera held $146.6 million in cash, cash equivalents, short-term investments, and short-term and long-term restricted cash, compared to $147.6 million as of December 31, 2016. As of September 30, 2017, Natera had a total outstanding debt balance of $123.3 million, which was comprised of $50.1 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $73.2 million under its $100 million debt facility with Orbimed Advisors, compared to $49.6 million with accrued interest under its UBS line of credit as of December 31, 2016. The UBS line is secured by Natera’s investment portfolio, which is designed to yield higher returns than the borrowing rate Natera incurs in order to fund current operations.

2017 Financial Outlook

Natera anticipates 2017 total revenue of $212 million to $220 million; 2017 cost of revenues to be approximately 63% to 65% of revenues; selling, general and administrative costs to be approximately $135 million to $140 million; research and development costs to be $45 million to $50 million, and net cash burn to be $80 million to $90 million**. Natera’s research and development investments are intended to enhance its service offerings and reduce the cost of goods sold of Panorama and Horizon, as well as technology development, product development, and clinical trials within oncology.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2017 to be between $75 million and $85 million) and GAAP net purchases of property and equipment (estimated for 2017 to be approximately $5 million).

About Natera

Natera is a genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers a host of proprietary genetic testing services to inform physicians who manage pregnant women, researchers in cancer including biopharmaceutical companies, and genetic laboratories through its cloud-based Constellation™ software platform.

Product offerings include Spectrum®, a preimplantation genetic test for embryo selection during in vitro fertilization (IVF); Anora® to understand the genetic causes of a pregnancy loss; Horizon™ to detect risk of inherited mutations such as cystic fibrosis and spinal muscular atrophy; Panorama®, a non-invasive pregnancy test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation; Vistara to screen for single-gene disorders that represent total incidence greater than Down syndrome; Evercord™, a cord blood and tissue banking service offered at birth to expectant parents; and Signatera™, a personalized cell-free DNA test that can identify minimal residual disease, treatment response, and cancer recurrence to aid researchers in oncology.

Each test described above except Signatera™ has been developed and its performance characteristics determined by the CLIA-certified laboratory performing the test. Panorama® and Constellation™ are CE-marked for sale in the European Union. These tests have not been cleared or approved by the U.S. Food and Drug Administration (FDA). Although FDA does not currently clear or approve laboratory-developed tests in the U.S., certification of the laboratory is required under CLIA to ensure the quality and validity of the tests. Signatera™ is for research use only at this time.

Conference Call Information

Event:	Natera’s Third Quarter 2017 Results Conference Call
Date:	Wednesday, November 8, 2017
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	5473219
Webcast:	https://edge.media-server.com/m6/p/nu82tacv

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including quotations of management, statements under the heading “2017 Financial Outlook,” and statements regarding Natera’s current and new products and services, commercial partners, user experience, clinical trials, future financial outlook and financial performance, strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the financial guidance provided; we derive most of our revenues from Panorama, and if our efforts to further increase the use and adoption of Panorama or to develop new products and services in the future do not succeed, our business will be harmed; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; uncertainty in the development and commercialization of our enhanced or new tests or services, including cancer products, could materially adversely affect our business, financial condition and results of operations; our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future prenatal testing products or services; our cloud-based distribution model may be difficult to implement, and we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; implementation of our cloud-based distribution model may negatively impact our financial results and results of operations; we may be subject to increased compliance risks as a result of our rapid growth, including our dependence on our direct sales force; we rely on internal and third-party data centers and platforms to host our laboratory and cloud-based software, and any interruptions of service or failures may impair the operations of our laboratory or the delivery of our cloud-based software and harm our business; if our products do not perform as expected, our operating results, reputation and business will suffer; if we are unable to successfully grow revenues for our products or services in addition to Panorama, our business and result of operations may be adversely affected; the results of our clinical studies may not support the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests, or we may be required to refund reimbursements already received; and third-party payers may withdraw coverage or provide lower levels of reimbursements due to changing policies, billing complexities or other factors, such as the increased focus by third-party payers on requiring that prior authorization be obtained prior to conducting a test.

Additional risks and uncertainties that could affect Natera’s financial results are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Natera’s most recent quarterly report on Form 10-Q. This is available on Natera’s website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Natera makes with the SEC from time to time.

Contacts

Natera, Inc.

Investor Relations

Mike Brophy, Natera, Inc., 650-249-9091 x1471

mbrophy@natera.com

Barbara Sullivan, Sullivan & Associates, 714-374-6174
bsullivan@sullivanpr.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2017	2016
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$11,211	$15,256
Restricted cash, current portion	45	1,092
Short-term investments	135,017	130,860
Accounts receivable, net of allowance of $1,795 in 2017 and $1,890 in 2016	7,342	13,396
Inventory	9,188	6,414
Prepaid expenses and other current assets	6,437	7,097
Total current assets	169,240	174,115
Property and equipment, net	30,417	32,289
Restricted cash, long term portion	342	342
Other assets	4,057	3,934
Total assets	$204,056	$210,680
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,753	$11,479
Accrued compensation	9,428	11,067
Other accrued liabilities	23,022	19,879
Deferred revenue	1,041	574
Short-term debt financing	50,097	49,624
Warrants	4,189	3,792
Total current liabilities	91,530	96,415

Long-term debt financing	73,202	—
Deferred rent, net of current portion	9,140	7,789
Total liabilities	173,872	104,204
Stockholders’ equity:
Common stock (2)	6	5
Additional paid in capital	467,234	453,044
Accumulated deficit	(436,660)	(345,848)
Accumulated other comprehensive loss	(396)	(725)
Total stockholders’ equity	30,184	106,476
Total liabilities and stockholders’ equity	$204,056	$210,680

(1)         Derived from audited financial statements as of December 31, 2016.

(2)         As of September 30, 2017, there were 53,708 thousand shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Product revenues	$55,331	$53,090	$153,520	$165,457
Licensing and other revenues	1,325	799	3,654	2,318
Total revenues	56,656	53,889	157,174	167,775
Cost and expenses
Cost of product revenues	33,558	33,761	100,355	97,074
Cost of licensing and other revenues	1,054	500	2,516	500
Research and development	12,609	11,345	37,045	30,403
Selling, general and administrative	34,478	34,938	106,369	98,573
Total cost and expenses	81,699	80,544	246,285	226,550
Loss from operations	(25,043)	(26,655)	(89,111)	(58,775)
Interest expense	(1,477)	(146)	(1,878)	(383)
Interest and other (expense) income, net	(437)	887	450	1,403
Loss before income taxes	(26,957)	(25,914)	(90,539)	(57,755)
Income tax expense	(162)	(103)	(273)	(103)
Net loss	$(27,119)	$(26,017)	$(90,812)	$(57,858)
Unrealized gain on available-for-sale securities, net of tax	67	(609)	329	1,750
Comprehensive loss	$(27,052)	$(26,626)	$(90,483)	$(56,108)

Net loss per share:
Basic	$(0.51)	$(0.50)	$(1.71)	$(1.13)
Diluted	$(0.51)	$(0.50)	$(1.71)	$(1.13)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic	53,447	52,012	53,100	51,301
Diluted	53,447	52,012	53,100	51,301